Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:26 PM 12/16/2014
FILED 12:28 pm 12/16/2014
SRV; 141542853 – 0703828 FILE

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
ICEWEB, INC.
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of IceWEB, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Paragraph FIRST of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by deleting the paragraph in its entirety and replacing it with the following:

The name of the corporation (hereinafter the “corporation”) is UnifiedOnline!, Inc.

FURTHER RESOLVED:  That the first paragraph of Paragraph FOURTH of the Certificate of Incorporation, as amended, of this Corporation is hereby deleted in its entirety and placed with the following:

The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is Six Billion Ten Million (6,010,000,000) shares of which Six Billion (6,000,000,000) shares shall be Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $0.001 per share.  Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

FURTHER RESOLVED:  That Paragraph FOURTH of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following:

On the date of effective date of this Certificate of Amendment, the Corporation will effect a reverse stock split (the “Reverse Stock Split”) of its outstanding Common Stock pursuant to which every four hundred (400) issued and outstanding shares of the Corporation's Common Stock, par value $0.001 per share (the “Old Common Stock”), shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share (the “New Common Stock”).  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

FURTHER RESOLVED:  That the effective date of this Certificate of Amendment shall be January 5, 2015.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated November 17, 2014 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holder of a majority of the outstanding shares of the Corporation’s voting stock on December 15, 2014 in accordance with Section 228 of the Delaware General Corporation Law

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation, as amended, as of December 16, 2014.

ICEWEB, INC.

By: /s/ Robert M. Howe
Robert M. Howe, III
Chief Executive Officer

UNIFIEDONLINE! LLC
2515 McKinney Avenue, #1000
Dallas, Texas  75201

November 25, 2014

Division of Corporations
John G. Townsend Bldg.
401 Federal Street, – Suite 4
Dover, DE 19901

Re:          UnifiedOnline!, LLC
File No. 5504684

To Whom It May Concern:

UnifiedOnline! LLC, a Delaware corporation, hereby consents to the name change by IceWeb, Inc., a Delaware corporation, to UnifiedOnline, Inc.

Very truly yours,

UNIFIEDONLINE! LLC

By: /s/ William R. Carter, Jr.
      William R. Carter, Jr.

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:07 PM 12/22/2014
FILED 5:07 pm 12/22/2014
SRV 141574856 – 0703828 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

UNIFIEDONLINE!, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware
DOES HEREBY CERTIFY:
1.           The name of the corporation is UNIFIEDONLINE!, INC.
2.	That a Certificate of Amendment to the Certificate of Incorporation
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on December 16, 2014
and that said Certificate requires correction as permitted by Section 103 of the
General Corporation Law of the State of Delaware
3.	The inaccuracy or defect of said Certificate is: (must be specific)
CUSIP will not issue a new number if the new name contains an exclamation point. The corporation is a public company and is required to have a CUSIP number for its stock.
4.	Article FIRST of the Certificate is corrected to read as follows:
The name of the corporation (hereinafter "corporation") is UnifiedOnline, Inc.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 22nd day of December, A.D. 2014.

By: /s/ Robert M. Howe
Name: Robert M. Howe III
(Print or Type)
Title: Chief Executive Officer